Exhibit 10

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“this Amendment”) dated as of August 31, 2011 is entered into by INFINITY PROPERTY AND CASUALTY CORPORATION, an Ohio corporation (the “Borrower”), and REGIONS BANK, an Alabama banking corporation (the “Lender”).

Recitals

A.      The Borrower and the Lender are parties to a certain Amended and Restated Credit Agreement dated as of August 31, 2008 (the “Credit Agreement”).

B.      The Borrower and the Lender now desire to increase the Facility Fee, to extend the Termination Date, to increase the Margin and to make the other changes set forth in this Amendment.

C.      The Lender has agreed to grant the requested amendments, provided that the Borrower and the Lender enter into this Amendment.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and in further consideration of the mutual agreements set forth herein, the Borrower and the Lender hereby agree as follows:

1.      Rules of Construction. This Amendment is subject to the rules of construction set forth in Section 1.1 of the Credit Agreement.

2.      Definitions. Capitalized terms used in this Amendment and not otherwise defined herein have the meanings defined for them in the Credit Agreement.

3.      Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender as follows:

(a)

Representations and Warranties in Credit Documents. All of the representations and warranties set forth in the Credit Documents are true and correct on and as of the date of this Amendment, except to the extent that such representations and warranties expressly relate to an earlier date.

(b)	Organizational Documents. The organizational documents of the Borrower have not been amended since August 31, 2008.

(c)

No Default. The Borrower is in compliance with all the terms and provisions set forth in the Credit Documents on its part to be observed or performed, and no Event of Default, nor any event that upon notice or lapse of time or both would constitute such an Event of Default, has occurred and is continuing.

4.      Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)	The definition of “Margin” set forth in Section 1.2(v) is hereby amended to read, in its entirety, as follows:

“(v)    Margin means one percent (100 basis points) per annum.

(b)	The definition of “Termination Date” set forth in Section 1.2(jj) is hereby amended to read, in its entirety, as follows:

“(jj)    Termination Date means the maturity date of the Revolving Loan (which is August 31, 2014), as such date may be extended from time to time pursuant to Section 2.5 or accelerated pursuant to Section 6.2.”

(c)	The first sentence of Section 2.7 of the Credit Agreement is hereby amended to read, in its entirety, as follows:

“The Borrower shall pay to the Lender a facility fee (the “Facility Fee”) that begins to accrue on the date hereof and shall be computed at the rate of two tenths of one percent (.20%) per annum times the Maximum Facility Amount divided by four (4).”

(d)	The following Section 2.8 is hereby added to the Credit Agreement:

SECTION 2.8 Auto Debit Provision. The Borrower hereby authorizes the Lender to initiate entries to its checking or savings account held with the Lender for the purpose of making the payments due hereunder. The Borrower further authorizes the Lender to withdraw such payments from said account. The Lender acknowledges that the authorization of the Borrower contained in this Section 2.8 may be revoked at any time by the Borrower’s written notice of revocation to the Lender in such time and manner as to afford the Lender a reasonable opportunity to act thereupon.

(e)	Section 5.15(f)(4) of the Credit Agreement is hereby amended to read, in its entirety, as follows:

“guarantees in respect of the Debt of its subsidiaries or of other contractual obligations of its subsidiaries entered into in the ordinary course of business, including but not limited to operating leases.”

(f)	Section 5.15(g)(2) of the Credit Agreement is hereby amended to read, in its entirety, as follows:

“Leverage Ratio” means the ratio of total Debt of Borrower to the sum of shareholders’ equity plus Debt, less unrealized gains of Borrower.

5.      Fees and Legal Expenses. The Borrower hereby agrees to pay all legal costs and expenses incurred in connection with the review, analysis and preparation of this Amendment.

6.      No Novation, etc. Nothing contained in this Amendment shall be deemed to constitute a novation of the terms of the Credit Documents, nor impair any Liens granted to the Lender thereunder, nor release any obligor from liability for any of the Obligations, nor affect any of the rights, powers or remedies of the Lender under the Credit Documents, nor constitute a waiver of any provision thereof, except as specifically set forth in this Amendment.

7.      Governing Law, Successors and Assigns, etc. This Amendment shall be governed by and construed in accordance with the laws of the State of Alabama and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.      Entire Agreement. This Amendment constitutes the entire understanding to date of the parties hereto regarding the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements of the parties thereto with respect to the subject matter hereof.

9.      Severability. If any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.    Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

11.    No Waiver. Nothing contained herein shall be construed as a waiver or acknowledgement of, or consent to any breach of or Event of Default under the Credit Agreement and the Credit Documents not specifically mentioned herein, and the waivers and consents granted herein are effective only in the specific instance and for the purposes for which given.

12.    Effect of this Amendment. This Amendment amends and supplements the Credit Agreement and shall be construed as if it were a part thereof for all purposes. Any representation or warranty contained herein that is determined by the Lender to have been misleading or untrue in any material respect at the time made shall constitute an Event of Default under the Credit Agreement and the other Credit Documents in accordance with the Credit Agreement as if such representation or warranty had been contained in the Credit Agreement, and any default by the Borrower in the performance or observance of any provision of this Amendment shall constitute an Event of Default under that section as if such provision had been contained in the Credit Agreement.

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IN WITNESS WHEREOF, the Borrower and the Lender have caused this Amendment to be executed and delivered by their duly authorized representatives.

INFINITY PROPERTY AND CASUALTY CORPORATION

By:	/s/ Roger Smith
Its: Executive Vice President, Chief Financial Officer and Treasurer

REGIONS BANK

By:	/s/ David A. Simmons
Title:	Senior Vice President